Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Carole R. Artman-Hodge
	Tel	203 356 1318
	Email	investorrelations@mxenergy.com

MXENERGY ANNOUNCES TENDER OFFER FOR ITS

FLOATING RATE SENIOR NOTES DUE 2011

Stamford, Conn., December 15, 2008 – MxEnergy Holdings Inc. (the “Company” or “MXenergy”) is announcing that it intends to commence today a cash tender offer to purchase any and all of its outstanding Floating Rate Senior Notes due 2011 (the “Notes”).  In conjunction with the tender offer, MXenergy is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing such Notes.  The tender offer and consent solicitation will be made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated as of December 15, 2008, and a Letter of Transmittal and Consent, dated as of December 15, 2008.  The tender offer will expire at midnight, New York City time, on January 13, 2009, unless extended or earlier terminated (the “Expiration Date”).  The consent solicitation will expire at 5:00 p.m., New York City time, on December 29, 2008, unless extended (the “Consent Deadline”).

The total consideration to be paid for Notes that are validly tendered and not validly withdrawn on or prior to the Consent Deadline will be equal to $500 for each $1,000 in principal amount of Notes, plus accrued and unpaid interest on such principal amount of Notes to, but not including, the settlement date.

The total consideration set forth above includes a consent payment of $50 for each $1,000 in principal amount of the Notes to holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the Consent Deadline.  Holders of Notes tendered after the Consent Deadline will not receive a consent payment.  Notes tendered on or prior to the Consent Deadline may be validly withdrawn and the related consents may be revoked at any time on or prior to the Consent Deadline. Tendered Notes and delivered consents may not be validly withdrawn or validly revoked after the Consent Deadline except under certain limited circumstances.

Among other things, the proposed amendments to the indenture governing the Notes would (i) eliminate substantially all of the restrictive covenants in the indenture, (ii) eliminate certain events of default in the indenture and (iii) amend certain other provisions contained in the indenture.  Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the Notes (other than any Notes owned by MXenergy or its affiliates).  Holders may not deliver consents to the proposed amendments without validly tendering their Notes in the tender offer, and holders may not revoke their consents to the proposed amendments without withdrawing their previously tendered Notes from the tender offer.

On November 17, 2008, certain subsidiaries of the Company, as borrowers, entered into (i) a Third Amended and Restated Credit Agreement (the “Amended Revolving Credit Agreement”) with the Company and certain of its other subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent, and (ii) an amendment to that certain Master Transaction Agreement dated as of August 1, 2006 (as amended, the “Amended Master Transaction Agreement”) with the Company and certain of its other subsidiaries, as guarantors, and Société Générale.  Under the terms of the Amended Revolving Credit Agreement and the Amended Master Transaction Agreement, the Company is required to consummate a “liquidity event” no later than May 31, 2009.  A liquidity event includes one or more of the following:  (i) the repayment in full of all of the obligations under the Amended Revolving Credit Agreement and the termination of the revolving commitments thereunder; or (ii) an equity contribution to the Company in an amount no less than $75 million, in each case on terms and conditions satisfactory to Société Générale and the majority lenders at their sole discretion.  In addition, the occurrence of certain “trigger events” related to the Company’s obligation to consummate a liquidity event constitute events of default under the Amended Revolving Credit Agreement and the Amended Master Transaction Agreement.   To avoid the occurrence of a trigger event, the Company must:  (1) retain an investment bank by December 15, 2008 to facilitate a liquidity event; (2) finalize a plan for a proposed liquidity event by December 31, 2008; (3) enter into an executed, non-binding letter of intent for a liquidity event by February 15, 2009; (4) execute a contract for a liquidity event by March 31, 2009; and (5) consummate a liquidity event by May 31, 2009.

The Company has previously engaged Morgan Stanley & Co. Inc. and Greenhill Capital to facilitate a liquidity event.  The Company, together with such advisors, is pursuing several alternatives for achieving a liquidity event on or before May 31, 2009 including engaging in discussions with (i) parties regarding the acquisition of all or a majority of all of the stock of the Company (an “Acquisition Transaction”), (ii) financing sources regarding a refinancing of the Amended Revolving Credit Agreement and the Amended Master Transaction Agreement and (iii) investors regarding a significant equity investment in the Company.  To date, the Company has engaged in discussions with various third parties regarding a potential sale of the Company in an Acquisition Transaction, raising additional equity capital and refinancing the Amended Revolving Credit Agreement and the Amended Master Transaction Agreement.  At this time, the Company is unable to predict which, if any, of these alternatives can be achieved.  The Company does not expect to enter into any definitive documentation with respect to a liquidity event until after the Consent Deadline.  In determining whether it is in the best interests of the Company’s stockholders for the Company to enter into definitive documentation with respect to an Acquisition Transaction, the Board of Directors of the Company will consider a number of factors, including without limitation, the outcome of the Offer and the Solicitation.  Given prevailing market conditions, no assurance can be made that any efforts to achieve a liquidity event will be successful.  Failure to achieve a liquidity event would result in an event of default under the Amended Revolving Credit Agreement and the Amended Master Transaction Agreement and the lenders and counterparties, as applicable, would be permitted to accelerate the amounts outstanding thereunder and exercise the rights and remedies available to them.

The tender offer is subject to several conditions, including, among other things, (i) the consummation of an Acquisition Transaction; (ii) a minimum tender condition; (iii) MXenergy’s receipt, on or prior to the Consent Deadline, of the appropriate waivers from the lenders and hedge provider, as applicable, under (A) the Amended Revolving Credit Agreement and (B) the Amended Master Transaction Agreement enabling MXenergy to consummate the tender offer; (iv) the receipt of requisite consents and execution of a supplemental indenture; and (v) MXenergy’s receipt of proceeds from an Acquisition Transaction or one or more financing transactions that are sufficient (and, under the terms of the agreements governing MXenergy’s indebtedness, are permitted to be used) to pay the total consideration for the Notes accepted in the tender offer and all related costs and expenses of the tender offer and the consent solicitation.  MXenergy may amend, extend or terminate the tender offer and consent solicitation in its sole discretion.  The tender offer may not be extended beyond May 31, 2009.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all holders of Notes.  Persons with questions regarding the offer and the consent solicitation should contact Morgan Stanley & Co. Incorporated, the Dealer Manager and Solicitation Agent, at (800) 624-1808 or (212) 761-1864, or Global Bondholder Services Corporation, the Information Agent, at (866) 470-3800 or (212) 430-3774.

About MXenergy

MXenergy is one of the fastest growing retail natural gas and electricity suppliers in North America, serving approximately 500,000 customers in 39 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small business owners control their energy bills by providing both fixed and variable rate plans. MXenergy is committed to best practices in environmental conservation and is a member of the Chicago Climate Exchange and an Energy Star Partner. For more information, contact Carole R. Artman-Hodge, Executive Vice President, MXenergy, at 203.356.1318 or by email at investorrelations@mxenergy.com.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.  These risks and uncertainties include, but are not limited to, our future performance generally; our business goals, strategy, plans, objectives and intentions; our integration of the assets we acquired from Shell Energy Services Company, L.L.C. in August 2006; expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity.  MXenergy does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

###